UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 16, 2009

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA	M9C 5K1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously announced on October 7, 2009, Nortel Networks Corporation (NNC), its principal operating subsidiary Nortel Networks Limited (NNL) and certain of its other subsidiaries, including Nortel Networks Inc. and Nortel Networks UK Limited (together, Nortel), entered into a “stalking horse” asset sale agreement with Ciena Corporation (Ciena) for its North American, Caribbean and Latin American (CALA) and Asian Optical Networking and Carrier Ethernet businesses (the North America Agreement), and into a separate asset sale agreement with Ciena for the European, Middle Eastern and African (EMEA) portion of its Optical Networking and Carrier Ethernet business (the EMEA Agreement, and together with the North America Agreement, the Agreements).

On October 15, 2009 Nortel, the United States Bankruptcy Court for the District of Delaware (U.S. Court) and the Ontario Superior Court of Justice (Canadian Court) each approved an order (Orders) establishing bidding procedures for an auction that allows other qualified bidders to submit higher or otherwise better offers, as required under Section 363 of the U.S. Bankruptcy Code.

Pursuant to the Orders, on October 16, 2009 with respect to the North America Agreement and on October 20, 2009 with respect to the EMEA Agreement, the parties to the Agreements have entered into amending agreements which provide that notwithstanding the terms of the original Agreements, in the event that either of the Agreements are terminated upon the entry of an order by the U.S. Court, the Canadian Court, the High Court of Justice of England and Wales and any other court before which bankruptcy proceedings are held authorizing an Alternative Transaction (as defined in the Agreements) the Break-Up Fee (as defined in the Agreements) shall only be payable upon the closing of an Alternative Transaction within twelve (12) months after termination. Prior to these amendments, the Break-Up Fee was payable within two (2) business days following such termination. No other modifications were made to the termination provisions of the Agreements.

In relation to the EMEA entities to which they are appointed, the UK Joint Administrators have the authority, without further court approval, to enter into the EMEA Agreement on behalf of those relevant Nortel entities. In some EMEA jurisdictions, this transaction is subject to information and consultation with employee representatives prior to finalization of the terms of sale.

In addition to the processes and approvals outlined above, consummation of the transaction is subject to the satisfaction of regulatory and other conditions and the receipt of various approvals, including governmental approvals in Canada and the United States and the approval of the courts in France and Israel. The Agreements are also subject to purchase price adjustments under certain circumstances.

Item 8.01 Other Events.

As previously announced, NNC does not expect that its common shareholders or the preferred shareholders of NNL will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/s/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ GRACE K. MCDONALD
Grace K. McDonald Assistant Secretary

Dated: October 21, 2009

3